Exhibit 99.4
Letter from Michael D. Clayman, M.D., Chief Executive Officer of Flexion, to Employees, first used on October 11, 2021.
Dear Colleagues,
My sincere thanks to all of you who were able to join the call earlier today where we discussed our definitive merger agreement with Pacira BioSciences, Inc. (“Pacira”). As outlined in the press release we issued this morning, Pacira will acquire all outstanding shares of Flexion stock for $8.50 per share with the possibility of additional future payments related to the achievement of certain milestones.
Pacira is committed to innovative non-opioid analgesics and is successfully selling EXPAREL® (bupivacaine liposome injectable suspension) for post-operative pain. They also market iovera° — a handheld cryoanalgesia device used to deliver a precise, controlled application of cold temperature to only targeted nerves for the relief of pain and symptoms, including those stemming from OA. I believe that ZILRETTA will be in capable hands and will continue on its journey of getting to ever larger numbers of knee OA patients who can so benefit from this medicine. I also believe that, guided by the strength of the clinical data, FX201 and FX301 will continue to advance.
While our Board of Directors and the entire Executive Committee have unanimously approved the merger with Pacira, the transaction is subject to certain conditions, including, but not limited to, the tender of shares by a majority of our shareholders and certain regulatory approvals. Until those events occur, we will continue to operate as an independent company, and we need to remain focused on running the business as usual. With that said, we anticipate the transaction will successfully close later this quarter, and as we contemplate concluding the Flexion chapter in our lives, I want to convey the high regard in which I hold each of you, the deep gratitude for your commitment and accomplishments and the joy it’s been to work with you all.
No matter what else you do in your careers, what you have done at Flexion is to create something of lasting value. In short, you have all made a difference. And as hard as we have all worked, I hope you have had fun along the way. Because of you, I know I have.
Best regards,
Mike
Forward-Looking Statements
This communication contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be”, “would be”, “may”, “could” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of Flexion by Pacira and the timing and benefits thereof, Pacira’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs, patent terms and other statements that are not historical facts. These forward-looking statements are based on Pacira’s and Flexion’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Pacira’s ability to complete the transaction on the proposed terms and schedule or at all; whether the tender offer conditions will be satisfied; whether sufficient stockholders of Flexion tender their shares in the transaction; the outcome of legal proceedings that may be instituted against Flexion and/or others relating to the transaction; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for Flexion and its products, including uncertainty of the expected financial performance of Flexion and its products, including whether the milestones will ever be achieved; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement, as well as other risks related to Pacira’s and Flexion’s businesses detailed from time-to-time under the caption “Risk Factors” and elsewhere in Pacira’s and Flexion’s respective Securities and Exchange Commission (“SEC”) filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2020 and subsequent quarterly and current reports filed with the SEC. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Pacira’s and Flexion’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Pacira and Flexion undertake no duty or obligation to update any forward-looking statements contained in this communication as a result of new information, future events or changes in their expectations, except as required by law.
Additional Information about the Transaction and Where to Find It
The tender offer (the “Offer”) described in this communication has not yet commenced, and this communication is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Flexion or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Pacira and Oyster Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of Pacira, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Flexion. The Offer to purchase the outstanding shares of Flexion will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by Flexion under the “Investors” section of Flexion’s website at ir.flexiontherapeutics.com. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by Pacira under the “Investors” section of Pacira’s website at investor.pacira.com.